Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele
Senior VP – Corporate Affairs
704-557-4551
Investor Contact:	James E. Harris
Senior VP – Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol:	COKE
March 7, 2012	Quoted:	The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports Fiscal Year and Fourth Quarter 2011 Results

CHARLOTTE, NC – Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $28.6 million, or basic net income per share of $3.11, on net sales of $1.56 billion for fiscal 2011, compared to net income of $36.1 million, or basic net income per share of $3.93, on net sales of $1.51 billion for fiscal 2010. The results for 2011 included $4.1 million of after-tax losses ($6.8 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $0.6 million of net after-tax losses related to changes in reserves for uncertain tax positions and other income tax changes. The results for 2010 included $3.2 million of after-tax losses ($5.2 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges, $0.5 million of after-tax gains ($0.9 million on a pre-tax basis) from insurance recoveries on assets lost or damaged due to the Nashville, Tennessee area flood in May 2010, a $0.5 million increase in tax expense due to the change in tax law eliminating the tax deduction previously available for Medicare Part D subsidies, and $1.5 million of net after-tax gains related to changes in reserves for uncertain tax positions and other income tax changes.

On a comparable basis, the Company earned $33.3 million in fiscal 2011, or comparable basic net income per share of $3.62, versus $37.7 million in fiscal 2010, or comparable basic net income per share of $4.11.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for fiscal 2011 and 2010:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2011	2010	2011	2010

Reported net income (GAAP)	$28,608	$36,057	$3.11	$3.93

Net loss on fuel & aluminum hedges, net of tax	4,146	3,179	0.45	0.35
Impact of Nashville area flood, net of tax	—	(542)	—	(0.06)
Impact of change in tax law regarding Medicare Part D subsidy	—	478	—	0.05
Changes in reserves for uncertain tax positions and other income tax changes	582	(1,467)	0.06	(0.16)

Total	4,728	1,648	0.51	0.18

Comparable net income (a)	$33,336	$37,705	$3.62	$4.11

(a)

This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for fiscal 2011 and 2010. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

The Company earned $1.8 million, or basic net income per share of $0.20, on net sales of $372.9 million in the fourth quarter of 2011, compared to net income of $3.8 million, or basic net income per share of $0.42, on net sales of $354.4 million in the fourth quarter of 2010. The fourth quarter of 2011 results included $1.6 million of after-tax losses ($2.6 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $1.3 million of after-tax losses related to other income tax changes. The fourth quarter of 2010 results included $0.5 million of after-tax losses ($0.7 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and $0.2 million of after-tax losses related to other income tax changes.

On a comparable basis, the Company earned $4.7 million in the fourth quarter of 2011, or comparable basic net income per share of $0.51, versus $4.4 million in the fourth quarter of 2010, or comparable basic net income per share of $.48. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the fourth quarter of 2011 and 2010:

	Fourth Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2011	2010	2011	2010

Reported net income (GAAP)	$1,826	$3,821	$0.20	$0.42

Net loss on fuel & aluminum hedges, net of tax	1,583	454	0.17	0.05
Other income tax changes	1,283	150	0.14	0.01

Total	2,866	604	0.31	0.06

Comparable net income (a)	$4,692	$4,425	$0.51	$0.48

(a)

This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the fourth quarter of 2011 and 2010. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased to report another year of solid results. The Company was able to increase revenue by over three percent and grow volume and market share. 2011 presented many challenges including an economy that has continued to recover slowly coupled with significant increases in the cost of key commodities and raw materials. Our focus on market execution, process innovation and strong expense management were all instrumental in driving our results in 2011. We continue to deliver value for our customers and stockholders and provide consumers with the products they want. Our success is also attributable to the outstanding work of our employees and the work they do with our customers and consumers and in their communities.”

William B. Elmore, President and COO, added, “Our results for 2011 reflect another year of solid performance in a difficult operating environment. We saw significant increases in our cost of goods and a value oriented consumer whose weak buying power made it challenging to pass along these costs. Working with our customers, we continued to innovate to bring good value to the consumer. We introduced new packaging during 2011 including the 12.5-ounce package for the immediate consumption market and the 1.25-liter package for the take-home market. Both of these new packages are directed toward the value oriented consumer and played an important role in our portfolio. The challenges of the past few years will persist in 2012, including sustained increases in raw material costs. As always, we are committed to offering products our customers want at competitive prices.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the challenges we faced in 2011, including the impact of higher commodity prices and the continuing weak economy, our focus on market execution, process innovation and strong expense management, our continued focus on finding ways to bring value to our consumers and stockholders and the challenges from the past few years continuing into 2012.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 2, 2011 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

– Enjoy Coca-Cola –

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Fourth Quarter		Fiscal Year
	2011	2010	2011	2010

Net sales	$372,859	$354,376	$1,561,239	$1,514,599
Cost of sales	221,066	201,388	931,996	873,783

Gross margin	151,793	152,988	629,243	640,816
Selling, delivery and administrative expenses	136,826	137,809	541,713	544,498

Income from operations	14,967	15,179	87,530	96,318
Interest expense, net	9,081	8,674	35,979	35,127

Income before income taxes	5,886	6,505	51,551	61,191
Income taxes	3,301	2,713	19,528	21,649

Net income	2,585	3,792	32,023	39,542
Less: Net income (loss) attributable to noncontrolling interest	759	(29)	3,415	3,485

Net income attributable to Coca-Cola Bottling Co. Consolidated	$1,826	$3,821	$28,608	$36,057

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.20	$0.42	$3.11	$3.93

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$0.20	$0.42	$3.11	$3.93

Weighted average number of Class B Common Stock shares outstanding	2,067	2,044	2,063	2,040

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.20	$0.41	$3.09	$3.91

Weighted average number of Common Stock shares outstanding – assuming dilution	9,248	9,225	9,244	9,221

Class B Common Stock	$0.19	$0.41	$3.08	$3.90

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,107	2,084	2,103	2,080